Exhibit 99.1

FOR FURTHER INFORMATION,
PLEASE CONTACT:

Joel H. Mathis
Investor Relations and Public Relations
Post Office Box 149151
Austin, Texas 78714-9151
Corporate@citizensinc.com
(512) 837-7100

CITIZENS, INC. ANNOUNCES INCREASED EARNINGS
Austin, Texas — March 30, 2007 — Citizens, Inc. (NYSE: CIA) reported net income of $8.7 million or $0.16 per common share for the year ended December 31, 2006, compared to $7.3 million or $0.13 per common share in 2005. An 11.2% increase in total revenue from $142.1 million in 2005 to $158.1 million in 2006 fueled the increase in earnings. The 2005 and 2006 earnings per share applicable to common stock were negatively impacted by issuance and discount costs related to convertible preferred shares issued during 2004 and 2005 and related dividends (4% per year).
Premium revenue grew 10.5% to $128.5 million in 2006 compared to $116.3 million in 2005. The 2006 increase was attributable to the new business written in the past three years in the Company’s life insurance segment, which had $90.5 million of premium revenue during the year, a 15.1% increase from 2005 which had premiums of $78.6 million. The home service insurance segment generated $38.0 million in premium income in 2006 compared to $37.7 million in 2005. Growth in this segment was slowed by Hurricanes Katrina and Rita that hit the Company’s primary market in 2005. Net investment income increased 14.5% during 2006 to $27.0 million compared to $23.6 million during 2005 due to growth in the Company’s asset base as well as higher available returns on the Company’s bond portfolio. Claims and surrenders increased 8.8% from $51.7 million for 2005 to $56.3 million for 2006, the increase primarily related to higher endowment benefits and surrenders, and continued casualty claims related to the hurricanes.
For the three months ended December 31, 2006, net income was $4.1 million or $0.08 per share, compared to $3.1 million or $0.06 per share for the same period in 2005. Total revenues for the three months ended December 31, 2006 increased 16.1% to $44.6 million from $38.4 million for the same period in 2005. New life insurance premiums produced contributed to a 19.0% increase in premium income during the three months ended December 31, 2006 to $37.4 million from $31.4 million during the fourth quarter of 2005. The 2006 results included the write-off of approximately $1.0 million of goodwill related to the 2003 acquisition of Citizens National Life Insurance Company (CNLIC) during the fourth quarter of 2006. The goodwill write-off resulted from a decrease in production of new life insurance premiums at CNLIC.
Assets increased to $711.2 million at December 31, 2006, compared to $661.9 million at December 31, 2005. This increase was related to growth in new life insurance. Stockholders’ equity increased to $139.6 million at December 31, 2006, from $137.0 million at December 31, 2005. The Sarbanes-Oxley Act of 2002 requires public companies to assess their internal controls over financial reporting. Management assessed the Company’s internal control over financial reporting based on criteria that was established by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Based upon this assessment, management concluded that the Company did not maintain effective internal control over the financial reporting process as of December 31, 2006 and identified the finding as a material weakness in the oversight and review of the financial reporting process. Any errors found were corrected prior to the issuance of the Company’s 2006 consolidated financial statements. The Company’s independent registered public accounting firm, Ernst & Young LLP has issued an audit report on management’s assessment of the Company’s internal controls over financial reporting. The Company is taking steps to remediate a material weakness.
About Citizens, Inc.
Citizens, Inc., parent of Citizens, Inc. Financial Group, a financial services investment company listed on the New York Stock Exchange, symbol CIA, plans to achieve $1 billion in assets, $250 million in revenues and $10 billion of life insurance in force by 2010, via the worldwide sale of U.S. dollar denominated whole life cash value insurance policies, coupled with the acquisition of other life insurance companies. Citizens’ Class A common stock closed at $7.12 on March 29, 2007.
Additional information is available about the Company on its web site: www.citizensinc.com
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Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as “may,” “will,” “expect,” “anticipate” or “continue” or comparable words. In addition, all statements other than statements of historical facts that address activities that the Company expects or anticipates will or may occur in the future are forward-looking statements. Readers are encouraged to read the SEC reports of the Company, particularly its Form 10-K for the fiscal year ended December 31, 2006 and its current reports on Form 8-K, for the meaningful cautionary language disclosing why actual results may vary materially from those anticipated by management. The Company undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in the Company’s expectations. The Company also disclaims any duty to comment upon or correct information that may be contained in reports published by the investment community.

CITIZENS, INC.
COMPARATIVE CONSOLIDATED FINANCIAL HIGHLIGHTS
OPERATING STATEMENTS

	(Unaudited)		(Unaudited)
	Nine Months Ended		Three Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Revenues
Premium income	$128,496	$116,274	37,389	31,423

Net investment income	26,975	23,568	6,941	5,933

Realized gains	1,286	419	113	(258)

Decrease (increase) in fair value of options and warrants	(244)	489	(318)	675

Other income	1,546	1,363	478	645

Total revenues	$158,059	$142,113	$44,603	$38,418

Benefits and Expenses
Insurance benefits paid or provided:

Claims and surrenders	56,261	51,705	14,947	14,423

Increase in future policy benefit reserves	30,719	23,603	8,766	5,447

Policyholders’ dividends	5,384	4,789	1,562	1,394

Total insurance benefits paid or provided	$92,364	$80,097	$25,275	$21,264

Commissions	35,691	32,985	9,871	9,226
Other underwriting, acquisition and insurance expenses	27,607	25,429	6,628	6,079
Capitalization of deferred policy acquisition costs	(26,986)	(24,388)	(7,860)	(7,212)
Amortization of deferred policy acquisition costs	11,391	10,313	2,477	2,916
Amortization of cost of customer relationships acquired and other intangibles	4,650	5,881	1,580	671

Total benefits and expenses	$144,717	$130,317	$37,971	$32,944

Income before federal income tax	$13,342	$11,796	$6,632	$5,474

Federal income tax expense	4,665	4,494	2,551	2,380

Net income	$8,677	$7,302	$4,081	$3,094

Net income applicable to common stock	$6,654	5,326	3,580	2,596

INCOME PER SHARE (UNAUDITED)

Basic income per share of common stock	$0.16	$0.13	$0.08	$0.06

Weighted average shares outstanding basic and diluted	41,218	41,105	41,266	41,137
BALANCE SHEETS

	(Unaudited)	(Unaudited)	(Unaudited)		(Unaudited)
	December 31,	September 30,	June 30,	March 31,	December 31,
	2006	2006	2006	2005	2005
Total assets	$711,184	$701,428	$677,613	$670,909	$661,889
Total invested assets	$515,055	$508,853	$489,189	$492,028	$484,811
Stockholder’s equity	$139,611	$140,831	$128,754	$131,973	$136,963